Date of Grant:  April 9, 2008

PIEDMONT MINING COMPANY, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

THE GRANT OF THIS OPTION SHALL NOT IMPOSE AN OBLIGATION UPON THE OPTIONEE TO EXERCISE THIS OPTION.

THIS AGREEMENT is made by and between Piedmont Mining Company, Inc., a North Carolina corporation (the “Company”), and V. Richard Rabbito (“Optionee”), effective as of April 9, 2008 (the "Effective Date").

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.        Grant of Option.  The Company hereby grants to Optionee, in the manner and, subject to the conditions hereinafter provided, the right, privilege and option to purchase (the “Option”) an aggregate of One Hundred Fifty Thousand (150,000) Shares of the Company’s common stock, no par value (the “Shares” or “Common Stock”).

2.        Term of Option. Subject to the terms, conditions and restrictions set forth herein, the term of this Option shall be Three (3) years from the date of grant (the “Expiration Date”).  Any portion of this Option not exercised prior to the Expiration Date shall thereupon become null and void.

3.        Exercise of Option.

3.1.          Vesting of Option.  This Option shall become exercisable as follows:

Number of Shares	Vesting Date

75,000	April 9, 2008

75,000	April 9, 2009

Each of the foregoing dates shall be referred to as a “Vesting Date” for that portion of this Option vested on such date (“Vested Portion”).

All or any portion of the Shares underlying a Vested Portion of this Option may be purchased during the term of this Option, but not as to less than 1,000 Shares (unless the remaining Shares then constituting the Vested Portion of this Option is less than 1,000 Shares) at any time.

3.2.          Manner of Exercise.  The Vested Portion of this Option may be exercised from time to time, in whole or in part, by presentation of a Request to Exercise Form, in substantially the form attached hereto (the "Form"), to the Company at its principal office, which Form must be duly executed by the Optionee and accompanied by payment, subject to any legal restrictions, in the form of:  (a) cash; (b) check payable to the Company; (c) the surrender of Option Shares equal to the value of the Exercise Price pursuant to a so-called "cashless exercise," which Option Shares so surrendered shall be valued at Fair Market Value as of the date of exercise of the Option for any Vested Portion, less the Exercise Price; (d) a "same day sale" or "margin" commitment from the Optionee and a NASD Dealer or other acceptable intermediary whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the NASD Dealer or other acceptable intermediary irrevocably commits to forward the Exercise Price directly to the Company; or (e) any combination of the foregoing, in the aggregate amount of the Exercise Price, multiplied by the number of shares of Common Stock the Optionee is purchasing at such time, subject to reduction for withholding for tax obligations as provided in Section 14.

Upon receipt and acceptance by the Company of such Form, accompanied by any payment method specified above, the Optionee shall be deemed to be the record owner of the Common Stock purchased, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing the Common Stock purchased under this Option may not then be actually delivered to the Optionee.

3.3.          Exercise Price.  The exercise price (the “Exercise Price”) payable upon exercise of this Option shall be Twenty Eight Cents (US $0.28) per Share.

4).	Exercise After Certain Events.

4.1.          Termination of Employment/Consulting/Directorship.  If for any reason, other than permanent and total disability (as defined below) or death of the Optionee, the Optionee ceases to be employed by or to be a consultant or director or member of the Advisory Board of the Company or a Subsidiary, this Option, if held at the date of such termination (to the extent then exercisable), may be exercised, in whole or in part, at any time prior to the expiration of ninety (90) days from the date of termination or prior to the Expiration Date, whichever shall first occur.

4.2.          Permanent Disability and Death.  If Optionee becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), or dies while employed by the Company, (or if the Optionee dies within the period that the Option remains exercisable after termination of employment or affiliation), any Vested Portion of the Shares then held may be exercised by the Optionee, the Optionee’s personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time within one (1) year after the disability or death (but in no event after the Expiration Date).

5.         Restrictions on Transfer of Option.  Except as otherwise provided below, this Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Optionee, only the Optionee, his or her guardian or legal representative or authorized assignee may exercise the Option.  The Optionee may designate a beneficiary to exercise his or her Option after the Optionee's death.  The Company may provide for transfer of the Option, with or without payment of consideration, to: (i) the following family members of the Optionee, including adoptive relationships: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece, nephew, former spouse (whether by gift or pursuant to a domestic relations order); (ii) any person sharing the Optionee's household (other than a tenant or employee); (iii) a family controlled or nonfamily controlled partnership, corporation, limited liability company, or trust; or (iv) a foundation in which family members (as described above) control the management of assets. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may be deemed appropriate.

6.         Adjustment for Changes in Capitalization.  The existence of this Option shall not affect the Company’s right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation’s capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares, the dissolution or liquidation of the Company’s or any other corporation’s assets or business, or any other corporate act, whether similar to the events described above or otherwise.  If the outstanding number of shares of the Company’s Common Stock are increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares, stock dividend or other similar event, an appropriate adjustment of the number and kind of securities with respect to which this Option may be exercised and the Exercise Price at which this Option may be exercised will be made.

7.	Dissolution, Liquidation and Merger.

7.1.          Company Not The Survivor.  In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board of Directors), the Company, in its absolute discretion, may cancel each outstanding Option upon payment in cash to the Optionee of the amount by which any cash and the fair market value of any other property which the Optionee would have received as consideration for the Shares of Common Stock covered by the Option if the Option had been exercised before such liquidation, dissolution, merger, consolidation or sale, exceeds the exercise price of the Option.  In addition to the foregoing, in the event of a dissolution or liquidation of the Company, or a merger, consolidation, combination or reorganization, in which the Company is not the surviving corporation, the Company, in its absolute discretion, may accelerate the time within which each outstanding Option may be exercised.

7.2.          Company is the Survivor.  In the event of a merger, consolidation, combination or reorganization in which the Company is the surviving corporation, the Board of Directors shall determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised.  The Board of Directors shall determine, in its sole and absolute discretion, when the Company shall be deemed to survive for purposes of this Agreement.

8.         Change of Control.  If there is a change of control in the Company, all outstanding Options shall fully vest immediately upon the Company's public announcement of such a change.  A "change of control" shall mean an event involving one transaction or a related series of transactions, in which (i) the Company issues securities equal to 25% or more of the Company's issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership, limited liability company, or other entity, including a "group" within the meaning of SEC Exchange Act Rule 13d-3, (ii) the Company issues voting securities equal to 25% or more of the issued and outstanding voting stock of the Company in connection with a merger, consolidation other business combination, (iii) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company, or (iv) all or substantially all of the Company's assets are sold or transferred.  See Section 7 with respect to Options vesting upon the occurrence of either of the events described in (iii) or (iv) of this Section 8, and the result upon non-exercise of any Shares underlying this Option.

9.         Reservation of Shares.  The Company agrees that prior to the earlier of the expiration of this Option and the exercise and purchase of the total number of Shares represented by this Option, there shall be reserved for issuance and delivery upon exercise of this Option such number of the Company’s authorized and unissued Shares as shall be necessary to satisfy the terms and conditions of this Agreement.

10.       No Rights as Stockholder.  The Optionee shall have no rights as a stockholder with respect to any Shares underlying this Option unless the Optionee shall have exercised any Vested Portion of this Option, and then only with respect such Shares so exercised.  The Optionee shall have no right to vote any Shares, or to receive distributions of dividends or any assets or proceeds from the sale of Company's assets upon liquidation until Optionee has effectively exercised this Option and fully paid for any Vested Portion of the Shares.  Subject to Section 6, no adjustment shall be made for dividends or other rights for which the record date is prior to the date title to the Shares has been acquired by the Optionee.

11.       No Rights to Employment or Continued Employment.  The grant of this Option shall in no way be construed so as to confer on Optionee the right to employment or continued employment by the Company.  Nothing hereunder shall confer upon Optionee any right to employment or to continue in the employ of the Company, or to interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate or discharge Optionee at any time for any reason whatsoever, with or without cause.

12.       Suspension and Termination.  In the event the Board reasonably believes that the Optionee has committed an act of misconduct specified hereafter, the Company may suspend the Optionee’s right to exercise the Option pending final determination by the Board, which final determination shall be made within five (5) business days of such suspension.  If the Board determines that an Optionee has committed an act of embezzlement, fraud, breach of fiduciary duty, or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company, or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his or her estate shall be entitled to exercise any Vested Portion of the Option hereunder.  In making such determination, the Board shall act fairly and in good faith and shall give the Optionee an opportunity to appear and present evidence on the Optionee’s behalf.

13.       Participation in Company Option Plans.  The grant of this Option shall not prevent Optionee from participating or being granted options under any other Company equity incentive plans; provided, however, that the Optionee meets the eligibility requirements, and such participation or grant does not prevent such plans from meeting the requirements of the Internal Revenue Code of 1986, as amended.

14.       Payment of Taxes.  Upon the exercise of the Option, the Company shall have the right to require the Optionee or such other person to pay by cash, or check payable to the Company, the amount of any required withholding on applicable federal, state, and local taxes and FICA with respect to such transactions.  Any such payment must be made promptly when the amount of such obligation becomes determinable (the "Tax Date").  To the extent permissible under applicable tax, securities and other laws, the Board may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit the Optionee to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount not greater than the employer's minimum statutory withholding based on the minimum statutory withholding rates, by (a) directing the Company to apply shares of Stock to which the Optionee is entitled as a result of the exercise of this Option, or (b) delivering to the Company shares of Stock owned by the Optionee.  The shares of Stock so applied or delivered in satisfaction of the Optionee's tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

15.       Issue and Transfer Tax.  The Company will pay all issuance taxes, if any, attributable to the initial issuance of Shares upon the exercise of the Option; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for Shares in a name other than that of the Optionee.

16.       Arbitration.  Any controversy, dispute or claim arising out of or relating to this Option which cannot be amicably settled including, but not limited to, the suspension or termination of Optionee’s right in accordance with Section 11 above, shall be settled by arbitration.  Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a time and place as selected by the arbitrator(s).

16.1.        Initiation of Arbitration.  After seven (7) days prior written notice to the other, either party hereto may formally initiate arbitration under this Agreement by filing a written request therefor, and paying the appropriate filing fees, if any.

16.2.        Hearing and Determination Dates.  The hearing before the arbitrator shall occur within thirty (30) days from the date the matter is submitted to arbitration.  Further, a determination by the arbitrator shall be made within forty-five (45) days from the date the matter is submitted to arbitration.  Thereafter, the arbitrator shall have fifteen (15) days to provide the parties with his or her decision in writing.  However, any failure to meet the deadlines in this section will not affect the validity of any decision or award.

16.3.        Binding Nature of Decision.  The decision of the arbitrator shall be binding on the parties.  Judgment thereon shall be entered in a court of competent jurisdiction.

16.4.        Injunctive Actions.  Nothing herein contained shall bar the right of either party to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

16.5.        Costs.  The cost of arbitration, including the fees of the arbitrator, shall initially be borne equally by the parties; provided, the prevailing party shall be entitled to recover such costs, in addition to attorneys’ fees and other costs, in accordance with Section 19 of this Agreement.

17.       Notices.  All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party.  Notices shall be delivered at the following addresses, unless changed as provided for herein:

To the Optionee:	V. Richard Rabbito
117 East 71st Street, Suite 5-B
New York, NY  10021

To the Company:	Piedmont Mining Company, Inc.
18124 Wedge Parkway, Ste 214
Reno, NV  89511
Attn: Robert M. Shields, Jr.
         President and CEO

With a copy to:
Piedmont Mining Company, Inc.
500 East 77th Street, #335
New York, NY  10162
Attn: Robert M. Shields, Jr.
         President and CEO

18.       Applicable Law.  This Option and the relationship of the parties in connection with its subject matter shall be governed by, and construed under, the laws of the state of Nevada.

19.       Attorneys Fees.  In the event of any litigation, arbitration or other proceeding arising out of this Option, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys’ fees.  Any judgment, order or award entered in any such proceeding shall designate a specific sum as such an award of attorneys’ fees and costs incurred.  This attorneys’ fee provision is intended to be severable from the other provisions of this Agreement, shall survive any judgment or order entered in any proceeding, and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

20.       Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors and successors.

21.       Tax Effect.  The federal tax consequences of stock options are complex and subject to change.  Each person should consult with his or her tax advisor before exercising any Option or disposing of any Shares acquired upon the exercise of an Option.

IN WITNESS WHEREOF, this Option Agreement has been executed as of the date first above written.

"COMPANY"
PIEDMONT MINING COMPANY, INC.

/s/ Robert M. Shields, Jr.
Robert M. Shields, Jr.
President and CEO

"OPTIONEE"

_____________________________________
V. Richard Rabbito

REQUEST TO EXERCISE FORM

Dated: __________________, 20___

The undersigned hereby irrevocably elects to exercise all or part, as specified below, of the Vested Portion of the Option granted to him or her pursuant to that certain Non-qualified Stock Option Agreement effective April 9, 2008 between the undersigned and Piedmont Mining Company, Inc. (the “Company”), to purchase an aggregate of One Hundred Fifty Thousand (150,000) shares of the Company’s Common Stock (the “Shares”).

Please check method of payment:

□          Cash:  The undersigned hereby tenders cash in the amount of $0.____ per Share multiplied by ____________________ , the number of Shares he or she is purchasing at this time, for a total of $______________ , which constitutes full payment of the total exercise price thereof.
- or -
□          Cashless Exercise: The undersigned hereby forfeits a Vested Portion of ___________
Shares, multiplied by the fair market value of $____________ on the date hereof, for a total of $____________ , which constitutes full payment for the total exercise price of $__________ per Share, multiplied by _____________________ the number of Shares he or she is purchasing at this time.

INSTRUCTIONS FOR REGISTRATION OF SHARES IN COMPANY’S TRANSFER BOOKS

Name:	____________________________________
(Please typewrite or print in block letters)

Address:	____________________________________

____________________________________

Signature:	____________________________________

Accepted by Piedmont Mining Company, Inc.:

By:	______________________________

______________________________
Name

______________________________
Title